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                                                                  EXHIBIT 99.1

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February 14, 1996               Contact: Allen A. Baron
                                         Chairman of the Board
                                         818-988-0630


                      MARTIN LAWRENCE LIMITED EDITIONS, INC.
                  ANNOUNCES TERMINATION OF PRIVATE PLACEMENT OF
                          CONVERTIBLE PREFERRED STOCK

         VAN NUYS, Calif. - (BUSINESS WIRE)--Allen A. Baron, Chairman of the Board of Martin Lawrence Limited Editions, Inc. (NYSE:MLE), announced today that the Company had terminated its private placement of 10% Cumulative Convertible Preferred Stock (the "Preferred Stock"), which was commenced in October 1994. The Company received aggregate gross proceeds of $2,600,000 from the private placement and issued 260,000 shares of Preferred Stock at $10 per share. The maximum offering amount was $5,175,000.

         Dividends on the Preferred Stock are payable semi-annually at the rate of 10% per annum. Each share of Preferred Stock will automatically convert into 10 shares of the Company's Common Stock, subject to adjustment in certain events, when the Common Stock equals or exceeds $2.25 per share for 20 consecutive trading days. In addition, holders of the Preferred Stock may, under certain circumstances, elect to convert the Preferred Stock into Common Stock. The Preferred Stock is redeemable by the Company on or after January 1, 1997 at gradually decreasing rates. The Company must redeem all of the shares of Preferred
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February 14, 1996               Contact: Allen A. Baron
                                         Chairman of the Board
                                         818-988-0630


                     MARTIN LAWRENCE LIMITED EDITIONS, INC.
                 ANNOUNCES TERMINATION OF PRIVATE PLACEMENT OF
                          CONVERTIBLE PREFERRED STOCK
                                   (Cont'd.)

Stock no later than January 1, 2005. The Preferred Stock is non-voting except to elect directors upon two consecutive dividend arrearages and with respect to certain matters.

         The Company made the offering in order to raise capital for increasing the Company's publishing activities, purchasing new inventory, expanding marketing and sales efforts, opening new galleries and remodeling existing galleries, paying certain lease obligations and for working capital and general corporate purposes. The offering was effected by placement agents on a "best efforts" basis primarily to institutional and other accredited investors.

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